SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary proxy statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive proxy statement
☒	Definitive additional materials
☐	Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

VISHAY INTERTECHNOLOGY, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(c)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

News Release

Vishay Updates Status of Class Action Lawsuit –
Annual Meeting of Stockholders to be Held as Scheduled

MALVERN, Pa.  – April 26, 2006 – Vishay Intertechnology, Inc. (NYSE: VSH) today provided an update on the status of a purported class action litigation pending against the Company in the Delaware Court of Chancery seeking to enjoin the Company’s 2006 annual meeting and to invalidate the authorization of shares of Class C common stock and a charter amendment to be voted on at the meeting.  The court declined to hold a hearing on the plaintiff’s request for a preliminary injunction.  Instead, the court will hold a trial on the plaintiff’s claims in June 2006, after the annual meeting is held.  Vishay has agreed not to implement the authorization of the Class C stock or the charter amendment, if approved, prior to the court’s decision.  Vishay previously stated that it had no current plans to issue shares of Class C stock.

Vishay’s annual meeting of stockholders will be held as scheduled on May 11, 2006.

Vishay has filed various documents with the Securities and Exchange Commission related to its annual meeting, including its definitive proxy statement and a copy of the complaint.   Stockholders are advised to read Vishay’s proxy materials because they contain important information.  Investors may obtain a free copy of Vishay’s proxy materials with respect to the annual meeting, the complaint, and other documents filed by Vishay with the SEC at the SEC’s website at www.sec.gov, at Vishay’s investor relations website at ir.vishay.com, or by directing a request to: Vishay Intertechnology, Inc., 63 Lincoln Highway, Malvern, PA 19355, Attention: Investor Relations.

Vishay Intertechnology, Inc., a Fortune 1,000 Company listed on the NYSE (VSH), is one of the world’s largest manufacturers of discrete semiconductors (diodes, rectifiers, transistors, and optoelectronics and selected ICs) and passive electronic components (resistors, capacitors, inductors, sensors, and transducers). Vishay’s components can be found in products manufactured in a very broad range of industries worldwide. Vishay is headquartered in Malvern, Pennsylvania, and has operations in 17 countries employing over 26,000 people. Vishay can be found on the Internet at http://www.vishay.com.

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